Exhibit 99.2

Multimedia Games, Inc.—Q3 2007 Earnings Call

Held at 9:00 AM (ET) on August 9, 2007

Operator: Good day and welcome everyone to the Multimedia Games Third Quarter 2007 Conference Call and webcast. Today’s conference is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Multimedia’s Chief Executive Officer Mr. Clifton Lind. Please go ahead sir.

Clifton E. Lind, President and Chief Executive Officer

Thank you operator. I want to thank everyone for joining us on the call. With me today are Randy Cieslewicz, Shannon Brooks, and Howard Chalmers. The fiscal third quarter operating results are reviewed in today’s announcement. And, Randy will provide some additional financial details on today’s call. Q3 FY ‘07 revenues were $30.9 million, EBITDA was $17.51 million, and we reported net income of approximately $700,000, which translates into diluted earnings per shares of $0.02.

Our Q3 FY ‘07 results reflected modest quarterly sequential improvements in revenue, EBITDA, and net income. During this morning’s call, we will briefly review our progress in achieving our FY ‘07 priorities, and review improvements in a number of markets which continue to position Multimedia for future growth.

Then, as always, we’ll take questions from our analyst and our investors. Before we continue, I’m going to ask Howard Chalmers, Senior Vice President for Corporate Communications to review the Safe Harbor Language. Howard?

P. Howard Chalmers, Senior Vice President, Planning and Corporate Communications

Thanks Clifton. I would like to remind everyone that today’s call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Please refer to the risk factors section of our recent SEC filings.

Today’s call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com in the Investor Relations section.

I will now turn the call back over to Clifton.

Clifton E. Lind, President and Chief Executive Officer

Thank you, Howard. Throughout fiscal 2007, we are focused on executing strategies and initiatives geared towards stabilizing our position and establishing a foundation for future growth. We have implemented specific programs in Oklahoma, Mexico, Washington State, and New York as well as in potential new Class III markets.

In Oklahoma, we have successfully continued to convert our installed base for our multi-touch Class II and server based compact games to standalone units. The standalone units, which as of June 30th 2007 accounted for more than 56% of our total installed base in Oklahoma, continue to improve earnings performance in that market and are effective in offsetting the impact of reductions in our revenue share percentage resulting from our shift from Class II to Class III gaming in that market.

[1]	Mr. Lind incorrectly stated that EBITDA for the quarter was $17.6 million. EBITDA for the quarter was actually $17.5 million. The transcript reflects the corrected EBITDA number.

Later this month, we will begin to deploy, new third-party sourced, 5-reel mechanical games, and video games in Oklahoma, and we expect that these placements will help drive further revenue improvements from our Oklahoma installed base.

Our belief that Oklahoma can once again be a growth market for Multimedia is based on both the long-term commitment we have secured for unit placements at the expansion of a higher earning facility in Southern Oklahoma, and our expectation that the success of our own standalone products will earn us more floor space in other facilities.

Later this quarter, we are scheduled to introduce our first proprietary standalone Class III games and our proprietary standard dimension video version of our new mGAME line of cabinets. Then during the first quarter of FY’08, we will launch our first proprietary Class III, 5-reel mechanicals on both our standard dimension and our wide body mGAME cabinets as well as new video games on the wide body mGAME cabinets.

By calendar year end, we anticipate having a diversified library of approved games and even more games submitted for regulatory approval. So, we are moving aggressively to address ongoing opportunities in the Oklahoma market thereby laying the foundation to move into other Class III and commercial casino markets.

In Mexico, we now have more than 2,400 units installed at eight locations. And this reflects a more stable pattern of our customer’s progress in opening new facilities. Our customer in Mexico has publicly reported that he plans to have 15 locations open by 2007 calendar year end, and reflecting these anticipated openings, our installed base is poised to grow to more than 4,000 units by the end of December.

Also, our customer has opened the first of several planned facilities outside of the Mexico City2 market, and the performance of the units installed at this first property in South Central Mexico is above the average of our units at other facilities in the Mexico City market.

Obviously, we look forward to the opening of additional facilities in new markets. In addition, we are scheduled to release our 5-reel mechanical unit and other proprietary games into the Mexico market during the first half of FY ‘08. And, we anticipate that these new releases should further benefit the revenue we generate there.

In New York, revenue continues to grow modestly as the installed base of terminals is now approximately 13,000 units. We are at a breakeven run rate for our operations in New York and look forward to potential market expansion opportunities in that state.

While it’s taking longer than expected to make the desired progress on several of these initiatives, the expected delivery of our first mGAME Class III cabinets and the first proprietary standalone games in Oklahoma later this quarter represents true milestones for Multimedia that are expected to help grow revenue in this market and ultimately in other markets.

In addition to these efforts in Mexico, Oklahoma, and New York, we remain focused on development efforts that support possible future growth in other markets. Our operating results are also poised to improve in Q1 FY’08, from the anticipated sales of our first systems and terminals in Washington State pursuant to the new compacts. The continuing and expanding base in Mexico and new 5-reel mechanical games for Charity, Class II, Class III, and the Mexico market.

We also currently expect that we can deploy standalone games for other Class III markets in Q1 and Q2 FY’08. And, we are excited about the growth opportunities these new offerings create for Multimedia.

[2]	Mr. Lind incorrectly referred to Oklahoma City instead of Mexico City during this portion of the Earnings Call. The transcript reflects the correct reference.

During the first half of FY ‘08, we anticipate deploying our Class III Casino Commander game management system, which will provide Class III markets with features and functionality that we have previously demonstrated and deployed for server-based and downloadable gaming in Mexico, as well as in Charity and Class II markets.

Supporting efforts to further expand our product offerings and stabilize our development platform, we have designed a new long-life CPU, which can support Multimedia’s game and system development needs for the next 5 to 7 years. This new long-life CPU, coupled with our mGAME cabinets, creates an excellent opportunity to generate manufacturing and operating efficiency and to reduce the time to market for new product developments.

These two advances coupled with our shift in focus from porting third-party games to developing our own proprietary content will empower our talented staff to unleash their creative abilities and focus on utilizing emerging technologies to develop industry leading products and content to meet the gamer’s desire for new entertaining, interactive gaming products.

I would be remiss if I did not acknowledge the talent, creativity, and dedication of these important projects supported by our entire team — from design and engineering, and manufacturing to sales, marketing, customer support, and field support professionals. Their incredible efforts allow us to meet the demand in both our domestic and international markets and to support a diverse group of complex systems in tens of thousands of units in remote locations. The combined efforts of these professionals at every level of the organization serve as yet another example of the maturing of Multimedia Games into a full-service supplier of gaming systems, content, and equipment for multiple diverse gaming markets.

In July, we completed the $25 million modified Dutch auction whereby we repurchased approximately 7% of the outstanding shares of the company. Having completed this process, the Board continues to explore additional opportunities to further build shareholder value.

Randy Cieslewicz, our CFO, will now provide additional insights on the Q3 FY ‘07 operating results. And after which, we will open up your call for questions. Randy?

Randy S. Cieslewicz, Chief Financial Officer and Vice President, Tax, Budget, and Corporate Compliance

Thanks Clifton. As noted in our press release this morning, total revenue for the March 2007 quarter declined on a year-over-year basis to $30.9 million, yet on a quarterly sequential basis, revenues increased 1%. We achieved revenue growth despite the fact that we removed approximately 560 Class II units from our higher earnings facility in Southern Oklahoma.

Hold per day for both Class II and Oklahoma compact units decreased on a quarterly sequential basis by 6% and 2%, respectively. The decline in Class II and Oklahoma Compact hold per day reflects the normal seasonality in this market, whereby Q2 hold per day has traditionally outperformed the Q3 hold per day.

Class II revenues were impacted by the significant reduction in average installed player terminals, as terminals were converted to one-touch standalone compact games. Revenues generated from Oklahoma were $17.8 million for the quarter ended June 30th, 2007 versus $19 million in March 2007 quarter, primarily as a result of the 560 Class II removals.

SG&A expenses for the June 2007 quarter decreased $1.2 million on a quarterly sequential basis. This decrease is due to lower legal and professional expenses and decreased employee cost reflecting the workforce reduction effected in February 2007.

SG&A expenses decreased approximately $2 million year-over-year primarily due to reduced levels of employee cost and share-based compensation expense. We continue to expect the SG&A levels to be in the $15.5 to $16 million range for Q4. Depreciation and amortization expense of $14.8 million decreased to $190,000 on a quarterly sequential basis.

We expect depreciation and amortization expense to decrease approximately $600,000 in the fourth quarter compared to third quarter levels. The projected decrease in depreciation and amortization is primarily due to the $10 million reduction in net book value that was associated with the 560 Class II removals.

Our expected Q4 FY ‘07 capital expenditure of $10- to $12 million includes purchases of approximately 200 third-party, standalone units. Completion of approximately 900 mGAME cabinets and maintenance CapEx, including CapEx associated with the refurbishment of player terminals that are being deployed in Mexico.

Our CapEx numbers should be in this range for the next several quarters, and following that, we expect CapEx to gradually decline as the Oklahoma installed base conversion to standalone games will be substantially complete. We have a total of 507 third-party standalone units that have been purchased, but not yet deployed as of June 30th. And as I just mentioned, we will purchase an additional 200 units by the end of September. We expect the majority of these third-party units to be placed by the end of the current quarter.

With respect to the balance sheet, we had several transactions during Q3 FY ‘07 that affected our June 30th 2007 ending balances. The reduction of property, equipment and intangible assets related to the $10 million received from the 560 Class II units removed. The continued increase in the non-current deferred tax asset reflects the difference of a three-year book life and a seven-year tax life on gaming machines deployed.

The reduction in the accounts payable reflects out payments for the third-party player terminals. Cash flow from operations in the June 2007 quarter was $4.7 million, compared to $11 million in Q2. The decrease is primarily associated with the timing of accounts payable payments for Class III purchases.

Cash used by investing activities of $2 million includes $10.2 million of CapEx and $11.6 million in advances on the new development agreement, which was offset primarily by repayments on development agreements of $20 million. Of the $20 million received, $10 million was related to the removal of 560 Class II units, and $10 million was collections on notes receivable.

As previously disclosed, we committed $56.3 million to a facility expansion in southern Oklahoma. We have funded $11.6 million as of June 30, 2007, and we will fund approximately $1 million per week until our commitment is fulfilled. With respect to development agreement receipts, I expect we will receive approximately $11 million in repayments in the current quarter.

During Q3 FY ‘07, we had net pay-downs under our new revolving credit facility of approximately $4.7 million. And as of June 30, 2007, we had total outstanding borrowings under our new revolving credit facility of $43.2 million.

As of today, we have approximately $69 million outstanding on our new credit facility, which reflects the recent completion of our $25 million modified Dutch Auction tender offer. Due to the increased outstanding balance in Q4, we expect Q4 interest expense to increase approximately $550,000 over Q3.

Finally, in Q3 FY ‘07, we reported $1.4 million in other income related to the termination of the non-compete agreement with our former CEO. We do not anticipate a significant amount of other income in Q4.

I will now turn the call back to Clifton. Clifton?

Clifton E. Lind, President and Chief Executive Officer

Thank you Randy for that wonderfully complete report, and operator, we’re ready to take questions.

Operator: Thank you. [Operator Instructions]. We will take our first question from Michael Friedman with Noble Financial.

Q – Michael Friedman

Yeah. Hi, guys. Randy, following up with the other item, it looks like the tax rates are a little high too. If you were to normalize that out, I mean, it looks like you’re at a penny loss or breakeven for the quarter. Is that right?

A – Randy Cieslewicz

Yeah. If you took the $1.4 million that we reversed with respect to that non-compete and you applied our normal tax rate you would get — and divide that by the outstanding units, the fully diluted account, approximately 29 million shares — about 2.7 cents for that reversal.

Q – Michael Friedman

That’s a loss of about a penny.

A – Randy Cieslewicz

Well, we rounded-up. On a rounding basis, we were close to — we were about 2.4 cents. So, it would be right about, maybe, depending on rounding, it would between zero and a loss of $0.01.

Q – Michael Friedman

Okay. And the normal tax rate is about 39%?

A – Randy Cieslewicz

Generally, Michael, it’s really hard to say because of the fact that when you have 123R and the ISOs, you don’t get a tax deduction. I mean, you can’t deduct the ISO expense. And to the extent that your denominator, which is your net income, if you try to look at the ISO impact on your effective rate, the higher your net income or your income becomes — or the higher the loss becomes, the smaller the impact of the 123R. So, I would say on a run rate 40% will be fine.

We do have the IRS audit that we’ve had ongoing for about two years that we expect to complete sometime in the next quarter. I hope that we will be able to put that behind us. I think the outcome is going to be good. So, don’t look for consistency in that tax rate for the next quarter or two. Hopefully, we will get this audit behind us and we can get to– more of a normalized tax rate. Although I would say, if we continue to stay around breakeven that you are going to see — if the income amount was to stay around breakeven, it’s really going to depend on the 123R expenses as far as where the rate shakes out.

Q – Michael Friedman

Okay. And why is your Charity revenue off on a sequential basis and do you expect to see that rebound in 4Q into fiscal ‘08?

A – Clifton Lind

I think the Charity revenue is off because of a number of factors including weather and the return of the Gulf Coast casinos to the market that had been closed in the past, and therefore gamers had frequented some of our Alabama Charity facilities from those areas. But we certainly expect it to rebound as we introduce in Q1 FY ‘08 our 5-reel mechanicals there. They are of course the most popular offerings in that market, and we don’t have any 5-reel mechanicals in that market at this time. And so we would expect in Q1 FY ‘08 to see Charity revenue rebound.

Q – Michael Friedman

Can you give us a little better sense, I think, it was asked before, for Mexico — you lumped everything together, Washington State lottery, Malta. Is there any way to get a sense, is that market – is the win improving on a sequential basis? Can you just give us a little more color on that?

A – Clifton Lind

We’ve not seen an improvement in that market at the current time that we would like to. And, I’ll have to say that the advertising — nationwide advertising and market centric advertising — that our customer plans to do has not really kicked-in in earnest yet. We expect to see that improving over the next few months as these additional facilities open up and they get the full-fledged marketing campaign underway. And by the middle of next year, Michael, we will have to be publishing that as segment accounting and so, you will be able to do a better job of calculating. But right now because of our contract prohibition and confidentiality agreements, we can’t discuss in detail the performance of any of the locations or even of the system as a whole. But needless to say, it’s not what we would like to see. But we do have reason to believe that the new products along with advertising will help it improve over the next few quarters.

Q – Michael Friedman

And one last question, do you see any material changes in the way business is being conducted in any of your major markets?

A – Clifton Lind

I think there are significant new demands being placed on all of the facilities by their players who have an insatiable appetite for new entertaining, interactive games. And so I think, the half life of new gaming products continues to decrease. I expect that trend to continue. Other than that, we don’t see any fundamental business changes in the business models that we are pursuing in any markets.

Q – Michael Friedman

Thank you very much.

A – Clifton Lind

Thank you.

Operator: And we will take our next question from Nic Van Broekhoven with Foyer.

Q – Nic Van Broekhoven

Yes. I was wondering about at the time of the tender offer, you said that you would — did not preclude doing further share buybacks. Is that still an option or not?

A – Clifton Lind

Let me say that our Board of Directors has got a keen focus on considering all opportunities to build shareholder value. We have, under our new credit agreement, a prohibition for the next few months of doing any additional repurchases. But I can assure you that the Board looks at that and talks about that and other opportunities to build shareholder value at every meeting that we have.

Q – Nic Van Broekhoven

OK. And then regarding some of the other international markets like Malta and Israel, is there any update on that?

A – Clifton Lind

Well, we have requests to provide additional units both into Malta, into our current operations as well as into some other opportunities in that area of the world. Right now our manufacturing capacity is totally committed to taking care of the remanufacturing for Mexico, as well as getting ready to bring out our new proprietary mGAME cabinets. And so currently, we are focusing only on our larger opportunities and not pursuing some of the other smaller niche opportunities that we have the chance to go after. So, we continue to work international opportunities, but we are looking for opportunities that will have a more significant impact on our bottom line rather than niche opportunities at this time.

Q – Nic Van Broekhoven

All right. Thank you.

Operator: And we will go next to Larry Haverty with GAMCO.

Q – Lawrence Haverty, Jr.

Hi. On the Mexico proposition, your customer is Televisa. That’s correct, isn’t it?

A – Clifton Lind

That is correct.

Q – Lawrence Haverty, Jr.

Okay. And I missed the number of units you gave for year end?

A – Randy Cieslewicz

Approximately, maybe 4,000, if all 15 sites are opened by the year end.

Q – Lawrence Haverty, Jr.

Because I thought I heard 7 and that didn’t —

A – Randy Cieslewicz

I’m sorry, I think, we said 4.

Q – Lawrence Haverty, Jr.

It’s my fault. And always a difficult question, is there anything going on vis-a-vis Aqueduct at this point?

A – Clifton Lind

Well, of course, as you all are aware in the news, they have asked for the interest of new operators. And the state is looking to make a decision in the immediate future about what it does. We have little to say or little control or little additional insight other than what is in the press. But we fully expect that the state is committed to get that site open. Clearly, if they made a decision in the next 30 days, it would be a year before the construction could be done and that could get opened. So, it continues to slip out into the future. But we have no particular insight other than what has been broadly discussed.

Q – Lawrence Haverty, Jr.

If — the financial ramifications of that project, now that Yonkers is out there and we’ve had kind of a summer. How does your financial outlook in that market appear?

A – Clifton Lind

Well, the system is highly scalable, so if there is any expansion opportunity, much of the additional revenue that we’ll receive will fall to the pre-tax line. And we are as interested as anyone in seeing that system be utilized to its capacity. As I have said before, it’s designed to handle 40,000 units, and currently, we have only a fraction of that on the system. So we would hope to see broad expansion of the system. But that is in the hands of the legislature and regulators in New York.

Q – Lawrence Haverty, Jr.

Are you profitable now on what’s there?

A – Clifton Lind

We are approximately breakeven, so it varies from one side of the equation to the other on a direct cost basis from quarter to quarter as the revenue varies slightly from the entire system. But we are certainly breakeven now.

Q – Lawrence Haverty, Jr.

Great. Thanks very much.

A – Clifton Lind

Thank you.

Operator: [Operator Instructions]. We will go next to Ryan Worst with Brean Murray.

Q – Ryan Worst

Thank you. Good morning.

A – Clifton Lind

Hey Ryan.

Q – Ryan Worst

Regarding SG&A, I know you gave guidance for corporate on fourth quarter, but given everything you have going on development wise for Class III product and deployments in Mexico — I mean, how does that look? Does that look like that could remain steady, or is that going to creep up as we move into fiscal year ‘08?

A – Randy Cieslewicz

Yeah. I think it could absolutely remain steady. In Mexico, we don’t anticipate hiring a large number of staff; we have infrastructure there. In Oklahoma, obviously, we have a infrastructure in Oklahoma. So we don’t look for to — as revenues grow, we don’t look to see a distinct correlation on our SG&A expenses.

Q – Ryan Worst

Okay. And then can you talk a little bit about the magnitude of placements in – sales into our Washington State? I think you said the initial sales should happen in the first fiscal quarter of ‘08?

A – Clifton Lind

Yes. We currently have our first system and terminal sales and placements scheduled for the middle of the — or earlier in the first quarter of FY ‘08. And many of our customers are delaying, until after January, their expansions or installations of new games and systems subject to the new compact. So, that is an opportunity that has sort of crept forward each quarter, but we now have some placement schedules. So, we’ll begin this next quarter, and I think that will continue for the next 18 to 24 months.

Q – Ryan Worst

On a quarterly basis, or at least in the first quarter, do you have any idea on the number of placements?

A – Clifton Lind

Ryan, I’m just not comfortable talking about that, but —

Q – Ryan Worst

Okay.

A – Clifton Lind

— We’re pleased with our opportunity for the first quarter and beyond.

A – Randy Cieslewicz

Ryan, I’ll also add, that depends on how the contracts ultimately shake out. Obviously, revenue recognition will be different in that state. And so, we will have to evaluate those on a contract by contract basis. And so to the extent that we have units shipped in the first quarter, it could be recognized, or it could be placed and we could have it up on the balance sheet in deferred revenue. So, we will give you more information about that as things develop.

Q – Ryan Worst

Okay. And then, in terms of Class III, you spoke a little bit more about that? Do you have any specific markets that you are going into besides what you have already announced in the Rhode Island?

A – Clifton Lind

Well, we’ve also announced that our second target market will be in the Native American Class III arenas, where we have our contacts and our friends that we have done business with before, that will be the first markets that we launch. And then we will follow that with other commercial opportunities. But first we are going to focus on Oklahoma and then Rhode Island and then the Class III Native American opportunities. And certainly, we will plan, when the timing is appropriate for us to be there, if and when the five tribes in California who have signed a memorandum of understanding get the right to actually place new units. So we will be working that hard.

Q – Ryan Worst

Okay. Thanks. And then just one last question. Do you expect placements in Mexico with anyone other than your primary customer now?

A – Clifton Lind

We continue to have placement opportunities in Mexico with people other than our primary customer, Ryan. We currently expect that we will make those placements in the next quarter or two. Our problem right now is the manufacturing capacity, since we are running both the mGAME cabinets down the line and the higher demand, the steady demand from Oklahoma from our primary customer. We are pretty well scheduled through the end of this quarter with commitments that preclude us from making deliveries to other customers that we have opportunities with. But we think that certainly during FY ‘08 Q1 or Q2, we will be able to supply others in that market.

Q – Ryan Worst

Okay. Great. Thank you.

A – Clifton Lind

Thank you Ryan.

Operator: And we will go next to John Cavanaugh with Regal Securities.

Q – John Cavanaugh

Hello gentlemen. How are you?

A – Clifton Lind

Good morning.

Q – John Cavanaugh

Since July, I am going to say about the 9th, in the last 30 days you’ve had about 25% fall off in the value of the stock, and I wondered what you attribute to that?

A – Clifton Lind

Well, I mean, certainly the entire sector and particularly the entire gaming sector has had a fall off during that time period and small caps in particular in the sector and without the sector have suffered. We don’t attribute that decline to any company-specific reason. Quite the contrary, we think we are better poised to take advantage of the future opportunities with our new products than we have ever been. So, I do not attribute that to anything that is company specific that I am aware of.

Q – John Cavanaugh

Okay. Notice it has returned back to — in and around its one year averages, and we we’ll be watching it closely from here.

A – Clifton Lind

Thanks so much.

Q – John Cavanaugh

You bet.

Operator: And we will go next to Justin Orlando with Dolphin Management.

Q – Justin Orlando

Clifton and Randy, it’s a good quarter, congratulations. I was glad to see a lot of the cost lines controlled and the revenue line was good too. So, congratulations on that.

A – Clifton Lind

Thank you.

Q – Justin Orlando

What are we — where do we sit on the fixed charge coverage ratio at the moment?

A – Randy Cieslewicz

Where do we sit — what do you mean, where do we sit? You mean what’s the ratio?

Q – Justin Orlando

Yeah.

A – Randy Cieslewicz

Well based on the way we calculate it, we are at about 4, was it 4 to 1? But the question there, Justin, is really about how you define financed versus non-financed CapEx. So we had sort of had a long discussion with the bank about that because the credit facility, it’s a pretty vague covenant. And so, we basically decided that we would go with the financed CapEx will be all third-party in our internal Class III equipment, and then the non-financed would be our maintenance CapEx and other. So that’s how — it’s not – the minimum is like 1.5 to 1 I believe. And so that’s the least restrictive of the covenants based on the determination we made about the non-financed versus finance CapEx.

Q – Justin Orlando

That’s less than your — the total leverage?

A – Randy Cieslewicz

It’s a minimum number, not a maximum number like leverage, like the debt to EBITDA.

Q – Justin Orlando

Okay. And then we were down visiting Mexico this quarter, and we heard some interesting things from Televisa. First of all, we saw couple of properties in Mexico City and then they look great, and your games look great down there. So, I just wanted to give you that heads-up. And we heard that in some of sites that the win per days are above $60, and in a new site, I think, in Puebla there was an $85 win per day. So, we are getting some reports from Televisa giving us numbers like that. I know you can’t comment on it, but it is — they are commenting on it, so I am not so sure when you guys will be able to comment, but I want to —

A – Clifton Lind

Certainly probably within the next two quarters, Justin, when we have to start publishing segment accounting, the numbers will be easily calculable. But we would have no reason to question the information that you developed.

Q – Justin Orlando

Okay. Thanks very much.

A – Clifton Lind

Thank you.

Operator: [Operator Instructions]. We go next to David Bernstein with Vanadium Capital.

Thank you. Sorry, my question has already been answered. Thanks.

Operator: And there are no further questions at this time. I would to like to turn the conference back over to our speakers for any closing remarks.

Clifton E. Lind, President and Chief Executive Officer

Thank you operator. And thank you for joining us on the call today, and thank you for your continued interest in Multimedia Games. As we’ve reviewed in this morning’s call, we are making tangible progress on our FY ‘07 initiatives. And we believe we have effective strategies in place to continue making progress, including the planned rollout of new or revamped products for each of our markets. Our balance sheet remained strong and affords us flexibility to pursue both growth opportunities and other initiatives to build shareholder value.

In closing, I want to thank Shannon. Randy and Howard for helping me prepare for this call and the entire MGAM team for their work on behalf of our shareholders. Their creativity, innovation, dedication, and hard work are the reasons for our past accomplishments. And they are the source of my confidence that we will remain an industry leading company of the future.

I look forward to speaking with you again when we report our Q4, FY ‘07 results. Thank you so much operator. That concludes our conference.

Operator: Thank you everyone. That does conclude today’s conference. You may now disconnect.